UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2012

Towers Watson & Co.

(Exact name of registrant as specified in its charter)

Delaware	001-34594	27-0676603
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

875 Third Avenue New York, NY		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     (212) 725-7550

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 29, 2012, Towers Watson & Co. (“Towers Watson”) borrowed $440 million under its existing five-year revolving credit facility entered into on November 7, 2011 with Bank of America, N.A., as Administrative Agent, and the other lenders party thereto (the “Senior Credit Facility”). The terms of the Senior Credit Facility were described on the Form 8-K filed by Towers Watson on November 8, 2011. The description of the terms of the Senior Credit Facility is qualified in its entirety by reference to the full text of the Senior Credit Facility, a copy of which was filed as Exhibit 10.21 to the Form 8-K filed by Towers Watson on November 8, 2011, and is incorporated herein by reference. The $440 million borrowed pursuant to the Senior Credit Facility was primarily used to finance the consideration and expenses related to the acquisition of Extend Health, Inc. by Towers Watson.

On June 1, 2012, Towers Watson entered into a five-year term loan credit facility of $250 million, as borrower, pursuant to a Term Loan Credit Agreement with Bank of America, N.A., as Administrative Agent, and the other lenders party thereto (the “Term Loan Credit Facility”).

Borrowings under the Term Loan Credit Facility bear interest, at Towers Watson’s option, at either a Eurocurrency rate plus a spread ranging from 1.250% to 1.750%, or at a base rate plus a spread ranging from 0.250% to 0.750%, with such spread in each case dependent upon Towers Watson’s Consolidated Leverage Ratio (as defined in the Term Loan Credit Facility).

Towers Watson’s obligations under the Term Loan Credit Facility are guaranteed by all of the domestic subsidiaries of Towers Watson (other than Professional Consultants Insurance Company, Inc., a Vermont corporation, and Stone Mountain Insurance Company, a Vermont corporation).

The Term Loan Credit Facility contains customary representations and warranties and affirmative and negative covenants, substantially consistent with the Senior Credit Facility. The Term Loan Credit Facility requires Towers Watson to maintain certain financial covenants that include a minimum Consolidated Interest Coverage Ratio and a maximum Consolidated Leverage Ratio (which terms in each case are defined in the Term Loan Credit Facility), substantially consistent with the Senior Credit Facility. In addition, the Term Loan Credit Facility contains restrictions on the ability of Towers Watson and its subsidiaries to, among other things, incur additional indebtedness; pay dividends; make distributions; create liens on assets; make acquisitions; dispose of property; engage in sale-leaseback transactions; engage in mergers or consolidations, liquidations and dissolutions; engage in certain transactions with affiliates; and make changes in lines of businesses, all substantially consistent with the Senior Credit Facility.

The Term Loan Credit Facility contains customary events of default, including non-payment of principal when due; non-payment of interest, fees or other amounts after a stated grace period; inaccuracy of representations and warranties; certain bankruptcy events and cross-defaults to other material indebtedness; certain change of control events; material judgments; actual or asserted invalidity of any Loan Document (as defined in the Term Loan Credit Facility); and certain ERISA-related events, all substantially consistent with the Senior Credit Facility. If an event of default occurs and is continuing, Towers Watson may be required to repay all amounts outstanding under the Term Loan Credit Facility. Lenders holding more than 50% of the loans under the Term Loan Credit Facility may elect to accelerate the maturity of amounts due thereunder upon the occurrence and during the continuation of an event of default.

The foregoing description of the Term Loan Credit Facility is not intended to be complete and is qualified in its entirety by reference to the full text of the Term Loan Credit Facility, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

The $250 million borrowed pursuant to the Term Loan Credit Facility on June 1, 2012, was used to pay down amounts borrowed under the Senior Credit Facility.

Item 7.01	Regulation FD Disclosure.

On May 29, 2012, Towers Watson issued a press release, which is attached as Exhibit 99.1 hereto and incorporated herein by reference, announcing the consummation of the acquisition of Extend Health, Inc.

The information contained in this Item 7.01 of this Form 8-K, including the attached Exhibit 99.1, is being furnished under Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits. The following exhibits are filed with this report:

Exhibit No.	Description

Exhibit 10.1	Term Loan Credit Agreement, dated as of June 1, 2012, among Towers Watson & Co., as borrower, each lender from time to time party thereto, and Bank of America, N.A., as administrative agent.

Exhibit 99.1	Press release, dated May 29, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWERS WATSON & CO.
(Registrant)

Date: June 1, 2012	By:	/s/ Neil D. Falis
	Name:	Neil D. Falis
	Title:	Assistant Secretary